Exhibit 99.1

YETI Appoints Tracey D. Brown to Board of Directors

Austin, Texas, May 26, 2020 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its Board of Directors has appointed Tracey D. Brown, Chief Executive Officer of the American Diabetes Association, as an independent director, effective immediately. As of today’s date, YETI’s board consists of nine members with significant public company experience with brand building, eCommerce, retail, consumer products, financial management, and product development.

“Tracey has succeeded in aligning purpose and passion with her career, achieving tremendous success while engaging and educating a wide variety of consumers in the process,” said David Schnadig, Chair of the Board of Directors. “Her strategic mindset and experience across a variety of business sectors are a welcome addition to the YETI Board of Directors.”

Ms. Brown currently serves as the Chief Executive Officer of the American Diabetes Association (ADA), the nation’s largest voluntary health organization and a global authority on diabetes. Ms. Brown joined the ADA in June 2018 after serving as Senior Vice President of Operations and Chief Experience Officer of Sam's Club, a division of Walmart, Inc. There, she was responsible for creating meaningful member experiences, directing member strategy, marketing and branding, go-to-market execution, data and analytics and membership operations.

Prior to her time at Sam’s Club, Ms. Brown served as Chief Executive Officer and managing director of RAPP Dallas, a data-driven integrated marketing agency. Before RAPP, she was Chief Operating Officer for direct marketing agency Direct Impact, where she coordinated strategic, tactical and overall company operations. Previously, Ms. Brown was director of worldwide consumer marketing for Advanced Micro Devices, where she drove global marketing and demand generation activity around the world, including China, India, Russia, France, Spain, Italy and Japan. Earlier in her career, Ms. Brown served in leadership positions at American Express, Proctor & Gamble and Exxon Mobil.

Since February 2019, Ms. Brown has served on the board of directors for WW International, Inc., formerly known as Weight Watchers International, Inc., a global wellness company and the world's leading commercial weight management program. Ms. Brown previously served on the ADA’s National Board of Directors before transitioning to her role as CEO. Ms. Brown received a Bachelor of Chemical Engineering from the University of Delaware and a Master of Business Administration from Columbia Business School in New York.

“Tracey’s vast experience leveraging insights to deepen connections to consumers and create customer loyalty has resulted in an impressive career spanning a range of global brands and corporations,” said Matt Reintjes, President and CEO at YETI. “I’ve had the honor of knowing Tracey professionally for over 20 years and I’m confident her many talents will contribute to YETI’s growth story.”

Ms. Brown will fill a vacancy on YETI’s Board of Directors created upon the resignation of Jeffrey A. Lipsitz, effective as of May 19, 2020. “We appreciate Jeff’s service to YETI as we embarked on our transformation as a public company, and we wish him all the best as he returns his full business time and attention to management of Cortec and a number of its portfolio companies,” said Matt Reintjes.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *